Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	www.chasecorp.com AMEX:CCF

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS •
 REVENUE INCREASES 13% • EARNINGS PER SHARE UP 38%

Bridgewater, MA – April 9, 2007 – Chase Corporation (AMEX:CCF) an innovative manufacturer of specialty tapes, laminates, sealants and coatings, today reported revenues of $27,504,000 for the quarter ended February 28, 2007, representing an increase of $3,165,000 or 13% from revenues of $24,339,000 in the same period last year.  Net income in the second fiscal quarter increased $418,000 or 44% to $1,372,000 compared to $954,000 in the prior year quarter.  Earnings per diluted share increased $0.09 or 38% to $0.33 compared to $0.24 in fiscal 2006.

The results are a record for second quarter revenues and net income, in what has traditionally been the Company’s slowest quarter due to decreased demand for construction related products during the winter months.

For the six months ended February 28, 2007 revenues increased $9,558,000 or 19% to $58,748,000 compared to $49,190,000 in the prior year period.  Net income was $3,919,000 or $0.95 per diluted share for the year to date period compared to $1,972,000 or $0.50 per diluted share in the comparable period in fiscal 2006.

Peter R. Chase, Chairman, President and Chief Executive Officer commented, “The efforts from our revitalized leadership team are paying dividends in many areas. I am personally encouraged by the level of commitment of all our staff and look forward to continued success this year.”

The following table summarizes the Company’s financial results for the quarter and six months ended February 28, 2007 and 2006.

	For the Three Months Ended		For the Six Months Ended
	February 28,		February 28,
All figures in thousands, except per share figures	2007	2006	2007	2006

Revenues	$27,504	$24,339	$58,748	$49,190

Net income	$1,372	$954	$3,919	$1,972

Net income per diluted share	$0.33	$0.24	$0.95	$0.50

Weighted average diluted shares outstanding	4,170	3,978	4,135	3,957

Chase Specialized Manufacturing

Continued focus to organize this business segment along its eight core product lines has helped leverage certain fixed costs as management continues to strive for improved efficiency at all of the Company’s operating facilities.  Brands such as Paper Tyger®, Chase BlH2Ock®, HumiSeal® and Rosphalt 50®

have all been positive contributors to the quarter and year to date results.   The Company’s newly established French entity, HumiSeal Europe SARL, will help to expand the Company’s presence in Europe and the overall HumiSeal brand of high reliability coatings for the protection of printed circuit boards.  Paper and Specialty Laminates have shown positive sales growth through six months, while Construction Products maintained some momentum in the typically slower second quarter after a very strong first quarter.

Chase Electronic Manufacturing Services (EMS)

Chase EMS had a very strong quarter as demand from existing customers continues to be robust while bookings generated from new customers over the last year are now being shipped, resulting in increased revenues and profits.   Pressure from customers to keep prices low continues to impact margins, but the overall strong demand for our contract manufacturing services has driven increased profitability as this segment continues to leverage its overhead costs and breadth of capital equipment.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Chase Corporation, founded in 1946, is a leading global manufacturer of specialty tapes, laminates, sealants and coatings for a variety of industries and market segments.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers — Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.